SETTLEMENT AGREEMENT
                              --------------------

     THIS SETTLEMENT AGREEMENT entered into this 14th day of November, 1997, by and between U.S. PAWN, INC., a Colorado corporation ("USP"), U.S. PAWN, NEVADA, INC., a Colorado corporation and wholly-owned subsidiary of USP ("USPN"), BOBBY'S PAWNSHOP, INC., d/b/a Bobby's Jewelry & Loan, a Nevada corporation and wholly-owned subsidiary of USPN ("BOBBY'S"), PAWNBROKER, INC. d/b/a QUICK BILL'S, Nevada corporation ("PAWNBROKER"), ROY M. YORK, an individual residing in Clark County, Nevada ("DWH"), with reference to the following:

                                    RECITALS
                                    --------

     WHEREAS, on or about December 9, 1996, USP entered into a letter of intent with RMY and DWH with regard to the purchase and acquisition of PAWNBROKER and the extension of offers of employment to RMY, DWH and their respective spouses upon completion of the acquisition; and

     WHEREAS, on or about December 10, 1996, USP entered into a letter of intent with RMY and Mr. Robert T. Lord, Jr. for the purchase and acquisition of BOBBY'S and the extension of an offer of employment to RMY; and

     WHEREAS, the respective parties installed USP'S custom computers and software at BOBBY'S and PAWNBROKER'S respective pawn shop locations; and

     WHEREAS, on April 11, 1997, USPN, RMY and Mr. Lord executed a Stock Purchase Agreement for the acquisition of BOBBY'S, and held the closing for such transaction on that same date; in accordance with the Stock Purchase Agreement, USPN and BOBBY'S entered into an Employment and Non-Compete Agreement with RMY wherein RMY was employed as the Vice- President-Bobby's of USPN and BOBBY'S;

     WHEREAS, at the same time as the closing of the BOBBY'S transaction, USPN withheld the sum of Twenty Thousand Dollars ($20,000.00) ("Escrow Funds") from RMY'S share of the sales proceeds as collateral for the computer hardware and software installed at the PAWNBROKER shop location; and

     WHEREAS, subsequent to the closing of the BOBBY'S transaction, and during the course of negotiating the terms of the Agreement and Plan of Merger for the acquisition of PAWNBROKER, a dispute arose between the parties regarding USPN'S purchase of PAWNBROKER and USPN'S desire to terminate the services of RMY under the Employment and Non-Compete Agreement referenced above pursuant to allegations of "just cause" therein; and

     WHEREAS, RMY has expressly denied the above allegations of "just cause" for termination under the Employment and Non-Compete Agreement and RMY and DWH have further informed USP that they have incurred specific damages in reliance on the letter of intent to acquire PAWNBROKER and material changes made to the PAWNBROKER pawn shop operations in anticipation of the completion of such acquisition; and

     WHEREAS, the parties to this Settlement Agreement wish to resolve for all times their differences concerning such matters and any claims or causes of action regarding the same.

                                    AGREEMENT
                                    ---------

     NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

     1. SETTLEMENT FUNDS. USP shall pay to RMY and DWH the sum of Two Hundred Twenty Thousand Dollars ($220,000.00) as follows: USP and USPN shall jointly execute a promissary note in the principal amount of $220,000.00, payable to RMY or Kathleen I. York, with interest of eight percent (8%) per annum; accrued interest on the note principal shall be paid monthly on the fifteenth (15th) day of each month, beginning on December 15, 1997; USP and/or USPN shall make principal payments in the amount of Fifty Thousand Dollars ($50,000.00) on each of November 15, 1997, February 15, 1998, May 15, 1998, August 15, 1998, and
payment of the remaining balance of the principal shall be due and payable on November 1, 1998. The promissary note shall be substantially in the form of the promissary note attached hereto as Exhibit "A" and incorporated herein by reference. All payments of principal and interest herein shall be tendered by wire transfer pursuant to the wire instructions that may be provided at a later date. RMY and DWH shall allocate the settlement funds between themselves, in their sole discretion according to the respective interests of each in the BOBBY'S transaction (and the employment agreement therein) and the PAWNBROKER transaction.

     2. COMPUTER HARDWARE AND SOFTWARE. PAWNBROKER shall purchase the computer hardware and software ("computer system") installed at the PAWNBROKER pawn shop location for the purchase price of Twenty Thousand Dollars ($20,000.00). Said purchase price shall be paid by USP retaining the Escrow Funds referenced in the Recitals above, as full and final payment for such system. USP shall promptly deliver to PAWNBROKER a bill of sale for the computer system, together with any and all operating manuals, registration materials, or other documentation on the computer system in USP'S, USPN'S, and/or BOBBY'S possession.

          A. From the time that this Agreement is initially signed by any party until USP has delivered the above-referenced bill of sale and required documentation, USP shall pay any and all monthly service fees with Vertical Computer Systems, Inc. (approximately $110 per month) incurred by PAWNBROKER, RMY or DWH for the use or operation of the computer system.

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




          B. The parties acknowledge and state that the computer system as tendered has been modified and configured to conform with USP and/or USPN'S operational systems and procedures, and that the some cost will be necessarily incurred to remove such modifications and configurations. USP agrees to pay PAWNBROKER the total sum of One Thousand Five Hundred Dollars ($1,500.00) as full and complete consideration for any configurations. Such consideration shall be tendered on or before November 17, 1997 by wire transfer, simultaneously with, but in addition to, the funds to be wire transferred in Section 1 above. PAWNBROKER, RMY and DWH acknowledge and agree that any cost of re-modifying or re-configuring the computer system, or any cost of training on such computer system, over and above the consideration paid by USP herein shall be their sole responsibility.

     3. EMPLOYMENT OF RMY. Upon execution of the Settlement Agreement, RMY shall tender, in written form, his resignation from employment with USPN and BOBBY'S. Upon receipt of RMY'S resignation, USPN and/or BOBBY'S shall promptly pay to RMY any and all compensation and benefits accrued to RMY through the date of his resignation as determined under the terms of the Employment and Non-Compete Agreement executed on or about April 11, 1997. Upon payment of the accrued compensation and benefits to RMY, the Employment and Non- Compete Agreement shall be immediately cancelled and the parties to such agreement shall be thereafter released from any obligations or conditions contained therein.

     4.   INDEMNIFICATION OF PARTIES.

          A. Except as provided in the subparagraph immediately below, USP, USPN and BOBBY'S agree to indemnify RMY, and his heirs, assigns, agents, and successors, from any and all liability, demands, claims, actions or causes of action, assessments, losses, fines, penalties, costs, damages, and expenses, including reasonable attorney's fees, costs and disbursements (collectively "Damages") which arise out of or are connected with the operations or transactions of USP, USPN, AND BOBBY'S that occurred on or after April 11, 1997 ( the closing date of the BOBBY'S transactions), including but not limited to the Lease and Lease Amendment existing between BOBBY'S and the Welt Family Trust, and the Sublease Agreement existing between BOBBY'S and Mr. Eduardo Rodrigues d/b/a AAAACE Jewelry.

          B. Notwithstanding the subparagraph immediately above, USP, USPN and BOBBY'S shall not be required to indemnify, and shall not be responsible to, RMY, or his heirs, assigns, agents, and successors, for any Damages sustained or incurred by RMY as a result of (i) any alleged criminal activity committed by him during his tenure as an employee of USPN and/or BOBBY'S, and for which RMY is convicted by a court of law; (ii) any civil liability due to RMY'S intentional malicious or fraudulent acts within the scope of his employment with USPN and BOBBY'S; and (iii) any civil liability due to the extent that such Damages were not caused by the acts, errors, omissions, or involvement, direct or indirect, intentional or otherwise, of any other employee, agent, principal, or representative of USP, USPN, and/or BOBBY'S.

     5. MUTUAL RELEASES. Except as herein provided, each respective party, for himself and his respective heirs, successors, assigns, legal representatives, officers, directors, stockholders, employees, agents, and affiliates, does hereby release and discharge the other parties, and their respective heirs, successors, assigns, legal representatives, officers, directors, stockholders, employees, agents, and affiliates, from any and all liability now existing or which may hereafter accrue, contingent or otherwise, from any and all claims, demands, rights, causes of action, or other liability, whether known or unknown, suspected or unsuspected, which he may have against the other parties involving or in any way related to any and every claim alleged in the above-described disputes, including any claims that may exist as a result of the letters of intent referenced in the Recitals above. It is understood by the parties that the facts in respect of which this agreement is made may subsequently prove to be other than or different from the facts now known by any party or believed by any party to be true, as set out in this agreement. Each of the parties expressly accepts and assumes the risk of the facts proving to be so different, and each of the parties agrees that all the terms of this agreement shall be in all respects effective and not subject to termination or rescission by any such difference in facts. Notwithstanding the above release and discharge, in the event of a breach of this Settlement Agreement, each party reserves its rights to all claims and causes of action arising from the above-described disputes and to present the facts and circumstances of such disputes as evidence of reasonableness or bad faith in any collateral proceeding. To the extent applicable to any individual party, the mutual releases under this section shall include a release of any marital or community property right that the spouse of any married party may have in the claims and disputes settled by the terms of this Agreement.

     6. NON-DISPARAGEMENT OF RESPECTIVE PARTIES. Each party shall refrain from making any false, misleading, ambiguous, slanderous, obscene, profane, vulgar, repulsive or offensive statement or announcement to any person regarding any other party to this Agreement, and shall further refrain from making any comment or statement that is intended to or shall defame or disparage any other party to this Agreement, or such party's business, products, services, officers, directors, employees, or shareholders.

     7. ADDITIONAL DOCUMENTS. From time to time, as and when reasonably requested by a party hereto, each of the parties shall execute and deliver or cause to be executed and delivered such other instruments and documents as may be required, necessary or desirable in order to carry out the terms and conditions of this Settlement Agreement. It is the stated intention of the parties to this Settlement Agreement to settle in good faith, and each party hereto agrees to use its best efforts to take, or cause to be taken, all actions that may reasonably be required in order to effectuate the completion of this Agreement.

     8. NO ADMISSION OF LIABILITY. Each party recognizes and understands that no party admits liability of any sort or to any extent by virtue of any consideration given to another party pursuant to this Settlement Agreement, but, rather, recognizes and agrees that this Settlement Agreement has been entered into for the sole purpose of compromising and settling the disputed claims, discharging and terminating all claims of the parties, and avoiding the costs and commitments of a formal court or arbitration proceeding. Accordingly, it is expressly understood and agreed, as a condition hereof, that this agreement shall not constitute or be construed to be an admission on the part of any party hereto or as evidencing or indicating in any degree an admission of the truth or correctness of any claims asserted.

     9. NOTICES. Any notices permitted or required under this Agreement shall be deemed given upon the date of personal delivery or 48 hours after deposit in the United States mail, postage fully prepaid, return receipt requested, addressed as follows:

TO USP, USPN, and/or
BOBBY'S:                                    U.S. Pawn Nevada, Inc.
         U.S. Pawn, Inc.                    c/o U.S. Pawn, Inc.
         7215 Lowell Blvd.                  7215 Lowell blvd.
         Westminster, CO 80030              Westminster, CO 80030
         Attn: Charles C. Van Gundy         Attn: Charles C. Van Gundy

                           Bobby's Pawnshop, Inc
                           c/o U.S. Pawn, Inc.
                           7215 Lowell Blvd.
                           Westminster, CO 80030
                           Attn: Charles C. Van Gundy

With Copy to:              Brent T. Slosky, Esq.
                           Brownstein Hyatt Farber & Strickland, P.C.
                           410 17TH Street, Twenty-Second Floor
                           Denver, CO 80202-4437

                         and

                           Larry Snyder, Esq.
                           3300 E. First Avenue, Suite 690
                           Denver, CO 80206-5809

TO RMY, DWH and/or
PAWNBROKER:

Roy M. York              Dwight William Harper          Pawnbroker, Inc.
508 S. Boulder Hwy.      508 S. Boulder Hwy.            508 S. Boulder Hwy.
Henderson, NV 89015      Henderson, NV 89015            Henderson, NV 89015
                                                        Attn: Roy York or
                                                        Dwight William Harper

With copy to:            S. Craig Stone II, Esq.
                         Bryan A. Lowe Professional Law Corporation
                         4011 Meadows Lane, Suite 102
                         Las Vegas, NV 89107

or at any other address as any party may, from time to time, designate by notice given in compliance with this section.

     10. WAIVER. Failure of either party at any time to require performance of any provision of this Agreement shall not limit the party's right to enforce the provision, nor shall any waiver of any breach of any provision be a waiver of any succeeding breach of any provision or a waiver of the provision itself for any other provision.

     11. ARBITRATION. If at any time during the term of this Settlement Agreement any dispute, difference, or disagreement shall arise upon or in respect of the Settlement Agreement, and the meaning and construction hereof, every such dispute, difference, and disagreement shall be referred to a single arbiter agreed upon by the parties, or if no single arbiter can be agreed upon, an arbiter or arbiters shall be selected in accordance with the rules of the American Arbitration Association and such dispute, difference, or disagreement shall be settled by arbitration in accordance with the then prevailing commercial rules of the American Arbitration Association, and judgement upon the award rendered by the arbiter may be entered in any court having jurisdiction thereof.

     12. ATTORNEY'S FEES. In the event an arbitration, suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorney's fees to be fixed by the arbitrator, trial court, and/or appellate court.

     13. CONSTRUCTION. This Settlement Agreement or any section thereof shall not be construed against any party due to the fact that said Settlement Agreement or any section thereof was drafted by said party. The recitals at the beginning of this agreement are intended to be covenants of the parties and are a material part of this agreement and binding on the parties. All article, section and paragraph titles or captions contained in this Settlement Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Settlement Agreement. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the party or parties may require.

     14. ENTIRE AGREEMENT. This Settlement Agreement contains the entire understanding between and among the parties and supercedes and replaces any prior understandings and written or oral agreements among them respecting the subject matter of this Settlement Agreement.

     15. BINDING AGREEMENT. The terms, conditions, covenants and agreements contained herein shall inure tot he benefit of and be binding upon the parties hereto and their repective executors, administrators, assigns and legal representatives.

     16. SEVERABILITY. If any provision of this Settlement Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.
 ///

     17. GOVERNING LAW AND VENUE. The parties agree that jurisdiction and venue of any dispute concerning this Settlement Agreement shall exist in Clark County, Nevada, and that this Settlement Agreement shall be construed under the laws of the State of Nevada.

     18. REPRESENTATION. Each party covenants and warrants to each other party that each has had the benefit of legal representation and fully understands the nature of this Settlement Agreement; and further waives any right, statutory or otherwise, to dispute the scope of this Settlement Agreement on a basis that it may extend to facts or claims of which such party is not actually aware.

     19. COUNTERPARTS. This Settlement Agreement may be executed in counterparts, each of which will be deemed an original document, but all of which will constitute a single document. This document shall not be binding on or constitute evidence of a settlement agreement between the parties until such time as an identical counterpart of this document has been executed by each party and a copy thereof delivered to each party of this Settlement Agreement.

     IN WITNESS WHEREOF, the parties hereby signify their agreement by their signatures below.

U.S. PAWN, INC.                     U.S. PAWN NEVADA, INC.



By:/S/ Charles C. Van Gundy         By:/S/ Charles C. Van Gundy
   ---------------------------         ---------------------------
       Charles C. Van Gundy                Charles C. Van Gundy
       Chief Executive Officer             Chief Executive Officer


                             BOBBY'S PAWNSHOP, INC.
                             d/b/a Bobby's Jewelry & Loan



                             By:/S/ Charles C. Van Gundy
                                ---------------------------
                                    Charles C. Van Gundy
                                    Chief Executive Officer


ROY M. YORK          DWIGHT WILLIAM HARPER       PAWNBROKER, INC. d/b/a
                                                 QUICK BILL'S


/S/ Roy m. York      /S/ Dwight William Harper   By: /S/ Dwight William Harper
---------------      -------------------------   -----------------------------
                                                         Dwight William Harper
                                                         President